EXHIBIT 99.1

JOINT FILING AGREEMENT

We, the signatories of this Statement on Schedule 13G to which this Agreement is attached, hereby agree that such Statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

Dated: February 12, 2018

Temasek Holdings (Private) Limited

By:	/s/ Choo Soo Shen Christina
Name:	Choo Soo Shen Christina
Title:	Authorized Signatory

Fullerton Fund Investments Pte Ltd

By:	/s/ Cheong Kok Tim
Name:	Cheong Kok Tim
Title:	Director

Seletar Fund Investments Pte Ltd

By:	/s/ Lim Siew Lee Sherlyn
Name:	Lim Siew Lee Sherlyn
Title:	Director

Clemenceau Investments Pte Ltd

By:	/s/ Tan Lay Khim
Name:	Tan Lay Khim
Title:	Director